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                                                                    Exhibit 99.1

FOR RELEASE: IMMEDIATELY

FOR ADDITIONAL INFORMATION CONTACT:  JOHN F. SULLIVAN - 513.721.7010


                     EAGLE-PICHER INDUSTRIES, INC. ANNOUNCES
                              COMPLETION OF SALE OF
                         CONSTRUCTION EQUIPMENT DIVISION


                  CINCINNATI, OHIO, DECEMBER 21, 2001 - Eagle-Picher Industries, Inc. ("Eagle-Picher"), a wholly-owned subsidiary of Eagle-Picher Holdings, Inc., announced the completion of the sale of certain of the assets of its Construction Equipment Division ("CED") to Construction Equipment Direct, Inc., a Tennessee corporation, on terms previously announced. The price was $6.1 million in cash plus assumption of approximately $6.7 million of current liabilities. The Company retained the land and buildings at CED's main facility in Lubbock, Texas and leased the facility to the buyer for a five year term. The buyer has an option to buy the facility for $2.5 million, increasing $100,000 per year over the term. The Company also retained approximately $2.3 million book value of CED lift truck raw materials inventory, which the buyer agreed to purchase at book value within one year, and approximately $0.9 million of CED accounts receivable.

         Eagle-Picher, founded in 1843, is a diversified manufacturer of industrial products for the automotive, defense, aerospace, construction and other industrial markets worldwide. Eagle-Picher operates more than 40 plants and has 5,300 employees in the United States, Canada, Mexico, the United Kingdom, Germany and Japan.

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December 21, 2001